FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 7, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Record Oil and Gas Production;

Second Quarter and First Half Both at New Levels

Salt Lake City, August 7, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today announced total oil and gas production for the Company has reached record levels again. Company-wide production for the second quarter of 2007 was 593 Mmcfe, up some 291 percent compared to the 2006 second quarter. This is the third consecutive record quarterly production figure for FX. Production for the first six months of 2007 was 1,193 Mmcfe, more than triple that of the 2006 period. This result, too, is a new record for any six month period for the Company.

The Company’s new production in Poland has been the driving force behind the gains. The Company has added two significant, new, discovery wells to its Polish production base over the last nine months. For the first half of 2007, the Company’s Polish oil and gas production was 980 Mmcfe, a new record for the Company and a significant increase compared to 71 Mmcfe produced in the first half of 2006. Second quarter production was 486 Mmcfe, also a record and a significant increase compared to 35 Mmcfe from Poland in the second quarter of 2006.

The Company’s Polish production in 2006 came from a single legacy gas well in which FX Energy owns 49% interest. Two new wells, Zaniemysl and Wilga, came on line in late 2006 and together account for the record production. FX Energy holds 49% and 82% interest, respectively, in the two new wells. Three more wells in the Company’s core area in western Poland, all owned 49% by the Company, have been completed as new discoveries. These wells, too, will be added to the Company’s production base, following negotiation of gas sales agreements and construction of production facilities.

“We reached a very important milestone last fall when the Wilga and Zaniemysl wells started producing,” said David Pierce, president, “because production is the ultimate proof of successful exploration. Beyond the mere fact of production is the high rate of production, which underscores why we are focused on conventional fields in Poland. The Zaniemysl well is currently producing 10 Mmcf per day. This is particularly gratifying because it serves as the model for our focused 3-D seismic and drilling program in our core Fences concession. The size of these reservoirs and their demonstrated high production rates has encouraged us to expand our exploration and development efforts at Fences and elsewhere in western Poland.”

Comparing the first two sequential quarters of 2007, gas production in Poland during the second quarter of 2007 increased slightly from the first quarter of 2007, 451 Mmcf vs. 449 Mmcf. Oil production in Poland was down to 5,867 barrels from 7,487 barrels, due in part to the Wilga well being offline for two weeks of testing in June.

Second quarter production statistics:

	2007			2006
	Gas	Oil		Gas	Oil
	(Mcf)	(Barrels)	Mcfe*	(Mcf)	(Barrels)	Mcfe*
Poland	451,065	5,867	486,267	35,140	-	35,140
United States	-	17,860	107,160	-	19,421	116,526
Total	451,065	23,727	593,427	35,140	19,421	151,666

First half production statistics:

	2007			2006
	Gas	Oil		Gas	Oil
	(Mcf)	(Bbls)	Mcfe*	(Mcf)	(Bbls)	Mcfe*
Poland	900,076	13,354	980,200	70,990	-	70,990
United States	-	35,534	213,204	-	37,914	227,484
Total	900,076	48,888	1,193,404	70,990	37,914	298,474

Note: Oil converted to gas a 6 to 1.

About FX Energy

FX Energy is an independent oil and gas exploration and production company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.3 million acres surrounding and adjacent to its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements with respect to the anticipated closing of the offering and the anticipated use of proceeds. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.